Exhibit 99.1

CONTACT:	For Immediate Release
Doral Financial Corporation	August 20, 2007
Investor Relations & Media:
(787) 474-6711

Olga Mayoral-Wilson, APR
Executive Vice President
Chief Communications Officer
Corporate Communications

Lucienne Gigante
Vice President
Investor Relations
Corporate Communications
— DORAL FINANCIAL ANNOUNCES EFFECTIVENESS 1-FOR-20 REVERSE STOCK SPLIT —
SAN JUAN, Puerto Rico, August 20, 2007 — Doral Financial Corporation (NYSE:DRL) (“Doral”) announced today that the previously announced 1-for-20 reverse split of its common stock became effective as of 5:00 p.m. Eastern Time on Friday, August 17, 2007.
Doral’s common stock will begin trading on a split-adjusted basis when the market opens today, August 20, 2007.
In connection with the reverse split, the total number of common shares authorized under Doral’s Restated Certificate of Incorporation will be reduced from 1,950,000,000 to 97,500,000 shares. The reverse split will not change the number of shares of Doral’s serial preferred stock authorized, which will remain at 40,000,000 shares.
Treatment of Stock Options, Restricted Stock Units and Convertible Preferred Stock
The number of common shares into which Doral’s outstanding stock options and convertible preferred stock, as well as their relevant exercise or conversion price per share, and any outstanding restricted stock units have been proportionally adjusted to reflect the reverse split. The number of shares authorized for issuance under Doral’s Omnibus Incentive Plan has also been proportionally reduced to reflect the reverse split.
Fractional Shares
Doral will not issue any fractional shares of its common stock as a result of the reverse split. Instead, Doral’s transfer agent, Mellon Investor Services LLC, will aggregate all fractional shares held by Doral shareholders into whole shares and arrange for them to be sold on the open market at prevailing prices. In lieu of fractional shares, shareholders will receive a cash payment equal to their allocable share of the total proceeds of these sales.

Shareholders will not be entitled to receive interest for the period of time between the effective date of the reverse split and the date the shareholder receives his or her cash payment.
Shareholders holding fewer than twenty shares of Doral common stock will receive only cash for all their shares held before the reverse split and will no longer hold any shares of Doral common stock as of the effective date of the split.
New Common Shares
Shareholders of record will receive a letter of transmittal providing instructions for the exchange of their old certificates as soon as practicable following the effectiveness of the reverse split. Mellon Investor Services has been retained to manage the exchange of stock certificates. The new common shares may be maintained in direct registration. Direct registration allows shareholders to have their common shares registered in their name in an electronic, book-entry account maintained by Mellon, without the need for a physical certificate to serve as evidence of ownership. Shareholders who wish to hold their shares in direct registration will not receive a stock certificate. However, they will receive a statement of ownership acknowledging their direct registration book-entry position.
Shareholders should not send in their old stock certificates until they receive a letter of transmittal from Mellon Investor Services. Shareholders who hold their shares in “street name” will be contacted by their banks or brokers with any instructions.
For more information, shareholders and securities brokers should contact Mellon Investor Services at 1-800-777-3674.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. In addition, Doral Financial may make forward-looking statements in its press releases or in other public or shareholder communications and its senior management may make forward-looking statements orally to analysts, investors, the media and others. These “forward-looking statements” are identified by the use of words or phrases such as “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions.
     Doral Financial cautions readers not to place undue reliance on any of these forward-looking statements since they speak only as of the date made and represent Doral Financial’s expectations of future conditions or results and are not guarantees of future performance. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:
•	potential adverse developments from ongoing enforcement actions by bank regulatory agencies;

•	risks associated with the Company’s contingent obligations regarding recourse arrangements and representations and warranties in connection with its loan sales;

•	risks associated with the potential impact of fluctuating interest rates on Doral Financial’s net interest margin resulting from the current mismatch in its assets and liabilities;

•	Doral Financial’s ability to attract new clients and retain existing clients;

•	Doral Financial’s ability to retain and attract key employees;

•	Doral Financial’s ability to successfully implement new business strategies;

•	Doral Financial’s ability to derive sufficient income to realize the benefits of its deferred tax asset;

•	potential further deterioration in the credit quality of Doral Financial’s loan portfolio;

•	risks associated with the effects of global, national and regional economic and political conditions, including with respect to fluctuations in interest rates;

•	risks arising from worsening economic conditions in Puerto Rico;

•	potential adverse developments in connection with the ongoing grand jury investigation by the U.S. Attorney’s Office for the Southern District of New York;

•	risks associated with Doral Financial’s inability to prepare and timely file financial statements;

•	risks arising from material weaknesses in Doral Financial’s internal control over financial reporting; and

•	developments in the regulatory and legal environment for financial services companies in Puerto Rico and the United States.
The Company does not undertake and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements.
Investors should carefully consider these factors and the risk factors outlined under Item 1A, Risk Factors, in Doral Financial’s 2006 Annual Report on Form 10-K for the year ended December 31, 2006.

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